                                                                        FOR IMMEDIATE RELEASE

                                                                                    August 3, 2006

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Fiscal Third Quarter 2006 Results

CHARLOTTE, N.C.-August 3, 2006--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal third quarter ended July 2, 2006 increased by 10.7% to $830 million from $750 million in the third quarter of fiscal 2005. For the 39 weeks ended July 2, 2006, sales of $2.43 billion were 9.7% above the $2.21 billion for the comparable period of fiscal 2005. The overall increase in sales during the quarter, and fiscal year to date, was attributable to sales increases at both the Company's Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") thread and specialty engineered yarns subsidiary.

The Company reported consolidated net income of $17.8 million, or $0.37 per diluted share, for the third quarter of fiscal 2006 which was substantially unchanged from the prior year third quarter. For the 39 weeks ended July 2, 2006, consolidated net income was $54.4 million, or $1.14 per diluted share, compared to $53.2 million, or $1.12 per diluted share, in the same period of fiscal 2005. Net income for the first nine months of fiscal 2006 increased by 2.4% over the nine month period of the prior year. The increase in earnings for the nine month period over the prior year was driven primarily by improved operating profit at Harris Teeter and pre-tax gains realized from the sale of real estate investments owned by the holding company (Corporate). Net gains of $4.0 million and $2.1 million were recorded during the first nine months of fiscal 2006 and fiscal 2005, respectively, resulting from the sale of separate real estate investments.

Harris Teeter sales increased by 11.6% to $740.6 million in the third quarter of fiscal 2006 compared to sales of $663.3 million in the third quarter of fiscal 2005. For the 39 weeks ended July 2, 2006, sales rose 10.0% to $2.17 billion from $1.97 billion in the same period of fiscal 2005. The increase in sales was attributable to new store activity and comparable store sales increases of 3.16% for the third quarter and 3.48% for the 39-week period and was partially offset by store closings and divestitures.

During the first nine months of fiscal 2006, Harris Teeter opened eleven new stores, closed five older stores, divested two stores and completed the major remodeling of two stores, one of which was expanded in size. Since the third quarter of fiscal 2005, Harris Teeter has opened eighteen new stores while closing five older stores and divesting two stores for a net addition of eleven stores. The company operated 149 stores at July 2, 2006.

Operating profit at Harris Teeter increased by 12.1% to $31.4 million for the third quarter of fiscal 2006 as compared to $28.0 million in the prior year period. Operating profit as a percent of sales increased slightly to 4.24% in the third quarter of fiscal 2006 when compared to 4.23% in the same period last year.  Operating profit for the third quarter of fiscal 2006 was reduced by $2.3 million (0.31% to sales) for required reserves and other costs associated with the closing of two existing Harris Teeter stores upon the opening of two former Winn-Dixie stores. For the 39 weeks ended July 2, 2006 operating profit was $97.5 million, an increase of 12.4% from $86.7 million in the prior year period.  For the first nine months of fiscal 2006 operating profit as a percent of sales improved by 10 basis points to 4.49% from 4.39% for the same period last year.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in total and comparable store sales as a result of net new store growth and effective retail pricing, product differentiation and targeted promotional spending programs that drove comparable store sales gains. The sales gains along with continued emphasis on cost controls have provided the leverage to help offset incremental costs associated with Harris Teeter's new store development program and increased store supply costs, bank card fees and fuel costs. Results for the first nine months of fiscal 2006 and fiscal 2005 were impacted by the Company's accounting for leases. In accordance with Financial Accounting Standards Board ("FASB") Staff Position FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" (which is discussed in greater detail below), operating profit for the first nine months of fiscal 2006 was reduced by $2.9 million (0.13% to sales) for construction period rent that had previously been capitalized. As previously disclosed, results for the first nine months of fiscal 2005 included a pre-tax $2.9 million charge (0.15% to sales) for a lease accounting correction related to rent holidays.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated when commenting on Harris Teeter that, "We are pleased to have achieved another quarter of positive comparable store sales and improved operating results. These results were achieved at the same time we have accelerated our store expansion program. We remain focused on providing excellent customer service as well as significant value to our customers through targeted promotional programs and effective retail pricing."

A&E's sales of $89.6 million in the third quarter of fiscal 2006 increased 3.7% from the $86.5 million for the same quarter of fiscal 2005. The increase was driven by domestic sales increases of 5.0% and foreign sales increases of 2.6%. Foreign sales accounted for approximately 53% and 54% of A&E sales for the third quarter of fiscal 2006 and fiscal 2005, respectively.  A&E's sales for the 39 weeks ended July 2, 2006 were $255.8 million, an increase of 7.4% from the prior year period when sales were $238.2 million.

The increase for the 39-week period was driven by domestic sales increases of 13.7% and foreign sales increases of 1.9%. The increase in domestic sales resulted from sales attributed to the acquisition of the businesses of Robison-Anton Textile Co. in the fourth quarter of fiscal 2005 and Ludlow Textiles Company, Inc. in the second quarter of fiscal 2005.

A&E's operating profit was $1.3 million for the third quarter of fiscal 2006 compared to $4.1 million in the previous year's third fiscal quarter. For the 39 weeks ended July 2, 2006, A&E recorded a small operating loss as compared to an operating profit of $8.3 million in the prior year period. The reduced operating profit for the fiscal quarter and the minimal operating loss for the 39-week period of fiscal 2006 resulted primarily from weak apparel thread manufacturing operating schedules in the Americas, incremental costs associated with the implementation of A&E's strategic initiatives to diversify its product lines and build upon its global footprint and severance costs of $853 thousand recorded in the third quarter of fiscal 2006 associated with a voluntary early retirement program that was offered to certain U.S. associates. Management remains focused on the integration of the acquired businesses and expanding its product lines throughout A&E's global supply chain.

Dickson said, "We have made substantial progress towards the integration of the strategic investments we made in late fiscal 2004 and fiscal 2005. Our diversification to non-apparel markets continues to grow as a result of our recent acquisitions and we continue to make progress in China by expanding our sales and distribution capabilities. Increases in sales of premium apparel and non-apparel threads as well as an expansion of the customer base in China have been particularly encouraging. Our success in building upon our global footprint and expanding and diversifying our product lines will position A&E for the future and enhance its position as a leader in the worldwide thread and specialty engineered yarn markets."

For the first nine months of fiscal 2006, depreciation and amortization for the consolidated Ruddick Corporation totaled $66.4 million and capital expenditures totaled $158.1 million. For the 39 weeks ended July 2, 2006, Harris Teeter incurred $151.1 million in capital expenditures, A&E incurred $6.4 million in capital expenditures and Corporate invested $0.6 million. In addition to the capital expenditures, during the first nine months of fiscal 2006 Harris Teeter invested a net of $16.3 million ($28.4 million additional investments less $12.1 million received from sales of property investments and partnership distributions) in the development of certain of its new stores.

During the first nine months of fiscal 2006 the Company purchased and retired 395,000 shares of its common stock pursuant to its previously disclosed stock buyback program. The shares were acquired for a total cost of $7.9 million, or an average price of $20.00 per share. There were no stock purchases during the first nine months of fiscal 2005.

Harris Teeter's improvement in operating performance over the last several years and financial position provide the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.

As of July 2, 2006, Harris Teeter completed the remodeling and opened the remaining four stores acquired from Winn-Dixie in fiscal 2005 and simultaneously closed two of Harris Teeter's existing stores. Harris Teeter continues to operate one of the stores originally planned to be closed in connection with the opening of the former Winn-Dixie stores. A pre-tax charge of $2.3 million was recorded in the third quarter of fiscal 2006 as a result of required reserves and other costs associated with the closing of the two existing Harris Teeter stores.

Harris Teeter expects to open an additional five new stores during the fourth quarter for a total of sixteen new store openings for fiscal 2006. The new store development program for fiscal 2006 is expected to result in an approximate 9% increase in retail square footage as compared to an 8% increase in fiscal 2005.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter's capital expenditures are presently planned to be approximately $200 million for fiscal 2006 and increasing to approximately $208 million for fiscal 2007.  Harris Teeter currently plans to open 21 new stores within its existing markets during fiscal 2007. The new store program for fiscal 2007 calls for expanding Harris Teeter's Northern Virginia market, including the addition of two stores in the District of Columbia and one in each of Delaware and Maryland.  Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures.

Fiscal 2006 consolidated capital expenditures are planned to total approximately $210 million, consisting of $200 million for Harris Teeter, $9 million for A&E and $1 million for Corporate.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit. On June 7, 2006, the Company closed on a new revolving line of credit that provides for financing up to $350 million through its termination date on June 7, 2011. The new revolving line of credit replaced a previously existing $200 million credit facility dated October 28, 2005. In the normal course of business, the Company will continue to evaluate other financing opportunities based on the Company's needs and market conditions.

On October 6, 2005, the FASB issued Staff Position ("FSP") FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The new guidance generally applies to leases of land or pad leases including "cold dark shells" where the Company assumes responsibility for store and site construction.  Harris Teeter's construction period typically extends for six to nine months. Under this FSP, rental costs that are incurred during the construction period shall be recognized as rental expense.  Prior to the beginning of the second quarter of fiscal 2006, the Company capitalized such costs during the construction period. As required by the new guidance, the Company has ceased capitalization of construction period rents effective January 2, 2006. Although the proposed statement permits retrospective application to prior periods, the Company did not restate prior periods due to the relatively small percentage of land leases in those periods. Construction period rent of $1.7 million and $1.2 million was required to be expensed as a non-cash charge during the third and second quarters of fiscal 2006, respectively.  It is currently estimated that an additional $1.2 million will be expensed as opposed to being capitalized during the fourth quarter of fiscal 2006.

The Company's management remains cautious in its expectations for the remainder of fiscal 2006 due to the intensely competitive retail grocery market and challenging textile and apparel environment. Further operating improvement will be dependent on the Company's ability to offset increased operating costs and construction period rents with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; the Company's ability to successfully integrate the operations of acquired businesses; the successful execution of initiatives designed to increase sales and profitability; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of thread and specialty engineered yarns with global operations.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 WEEKS ENDED		39 WEEKS ENDED
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
NET SALES
Harris Teeter	$ 740,564	$ 663,324	$ 2,171,757	$ 1,973,966
American & Efird	89,649	86,474	255,800	238,249
Total	830,213	749,798	2,427,557	2,212,215

COST OF SALES
Harris Teeter	513,003	465,669	1,506,834	1,385,476
American & Efird	70,065	64,162	201,151	178,026
Total	583,068	529,831	1,707,985	1,563,502

GROSS PROFIT
Harris Teeter	227,561	197,655	664,923	588,490
American & Efird	19,584	22,312	54,649	60,223
Total	247,145	219,967	719,572	648,713

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	196,133	169,607	567,466	501,816
American & Efird	18,309	18,202	54,657	51,895
Corporate	1,233	2,182	5,952	5,608
Total	215,675	189,991	628,075	559,319

OPERATING PROFIT (LOSS)
Harris Teeter	31,428	28,048	97,457	86,674
American & Efird	1,275	4,110	(8)	8,328
Corporate	(1,233)	(2,182)	(5,952)	(5,608)
Total	31,470	29,976	91,497	89,394

OTHER EXPENSE (INCOME)
Interest expense	3,445	3,192	10,450	9,617
Interest income	(96)	(552)	(517)	(1,919)
Net investment gains	(274)	(382)	(5,308)	(2,862)
Minority interest	191	290	465	864
Total	3,266	2,548	5,090	5,700

INCOME BEFORE TAXES	28,204	27,428	86,407	83,694
INCOME TAXES	10,437	9,658	31,972	30,519
NET INCOME	$ 17,767	$ 17,770	$ 54,435	$ 53,175

NET INCOME PER SHARE:
Basic	$ 0.38	$ 0.38	$ 1.15	$ 1.13
Diluted	$ 0.37	$ 0.37	$ 1.14	$ 1.12

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,233	47,345	47,211	47,142
Diluted	47,689	47,858	47,644	47,647

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11	$ 0.33	$ 0.33

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	July 2,	July 3,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 20,819	$ 28,421
Temporary Investments	-	45,475
Accounts Receivable, Net	106,099	92,129
Refundable Income Taxes	-	4,504
Inventories	252,142	231,889
Net Current Deferred Income Tax Benefits	12,812	9,663
Prepaid and Other Current Assets	21,251	20,052
Total Current Assets	413,123	432,133

PROPERTY, NET	680,599	563,427
INVESTMENTS	107,156	77,842
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	29,954	8,994
OTHER LONG-TERM ASSETS	65,397	56,893

Total Assets	$ 1,304,398	$ 1,147,458

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 11,538	$ 2,976
Current Portion of Long-Term Debt	9,160	8,444
Accounts Payable	186,455	144,151
Federal and State Income Taxes	15	-
Accrued Compensation	40,164	34,548
Other Current Liabilities	68,671	60,851
Total Current Liabilities	316,003	250,970

LONG-TERM DEBT	203,066	149,510
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	3,535	19,800
PENSION LIABILITIES	62,535	56,577
OTHER LONG-TERM LIABILITIES	66,222	62,149
MINORITY INTEREST	6,445	8,275

SHAREHOLDERS' EQUITY:
Common Stock	68,451	69,759
Retained Earnings	621,750	572,753
Accumulated Other Comprehensive Income (Loss)	(43,609)	(42,335)
Total Shareholders' Equity	646,592	600,177

Total Liabilities and Shareholders' Equity	$ 1,304,398	$ 1,147,458

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	39 WEEKS ENDED
	July 2,	July 3,
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 54,435	$ 53,175
Non-Cash Items Included in Net Income
Depreciation and Amortization	66,398	57,852
Deferred Taxes	(9,703)	(1,644)
Net Gain on Sale of Property	(3,277)	(1,034)
Impairment Losses	2,603	2,500
Stock-Based Compensation	1,810	846
Other, Net	1,127	(180)
Increase in Current Assets	(31,341)	(21,435)
Increase (Decrease) in Current Liabilities	23,093	(8,737)
Change in Certain Other Long-Term Assets and Liabilities	(6,279)	1,955
NET CASH PROVIDED BY OPERATING ACTIVITIES	98,866	83,298

INVESTING ACTIVITIES
Capital Expenditures	(158,111)	(88,257)
Purchase of Other Investments	(34,988)	(29,439)
Proceeds from Sale of Property and Partnership Distributions	25,478	14,181
Proceeds from Sale of Temporary Investments	16,859	80,640
Purchase of Temporary Investments	(3,930)	(65,644)
Company-Owned Life Insurance, Net	(1,320)	(2,713)
Other, Net	(1,798)	765
NET CASH USED IN INVESTING ACTIVITIES	(157,810)	(90,467)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	872	388
Net Proceeds from Revolver Borrowings	55,500	-
Proceeds from Issuance of Long-Term Debt	2,427	-
Payments on Long-Term Debt	(9,143)	(8,175)
Dividends Paid	(15,638)	(15,610)
Proceeds from Stock Issued	3,416	10,981
Purchase and Retirement of Common Stock	(7,899)	-
Other, Net	1,043	1,427
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	30,578	(10,989)

DECREASE IN CASH AND CASH EQUIVALENTS	(28,366)	(18,158)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	49,185	46,579

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 20,819	$ 28,421

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 10,885	$ 9,655
Income Taxes	$ 46,893	$ 36,819

RUDDICK CORPORATION
OTHER STATISTICS
July 2, 2006
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
3rd Fiscal Quarter	$ 17.7	$ 4.7	$ 0.2	$ 22.6
Fiscal Year to Date	51.7	13.8	0.9	66.4

Capital Expenditures:
3rd Fiscal Quarter	$ 60.7	$ 1.0	-	$ 61.7
Fiscal Year to Date	151.1	6.4	0.6	158.1

Purchase of Other Investment Assets:
3rd Fiscal Quarter	$ 5.3	$ -	$ 1.8	$ 7.1
Fiscal Year to Date	28.4	-	6.6	35.0

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		146		145
Opened during the period		7		11
Closed during the period		(4)		(7)
Stores in operation at end of period		149		149

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		3.16%		3.48%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.